WELLS
FARGO
CMBS Department
MACN9401-011
1055 10
th
Avenue SE
Minneapolis, MN 55414
US Bank N.A.
190 South LaSalle Street
7th Floor
Mail Code: MK-IL-SL7R
Chicago, Illinois 60603
RE: Annual Statement of Compliance for COMM 2014-UBS3 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series COMM2014-UBS3
Per the Pooling and Servicing Agreement dated as of June 1, 2014 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian
("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31,
2014 (the "Reporting Period"):
(a)
A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and
(b)
To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
February 18, 2015
/s/ Gail Vannest
Gail Vannest
Vice President
Wells Fargo Bank, N.A